SSR MINING INC.
SHORT-TERM INCENTIVE COMPENSATION PROGRAM PLAN

SECTION 1. PURPOSES

The purpose of the Short-Term Incentive Compensation Program Plan (the “Plan”) is to attract, retain and motivate selected employees of SSR Mining Inc. (the “Company”) and its subsidiaries and affiliates in order to promote the Company's long-term growth and profitability. Each subsidiary or affiliate of the Company that employs a Participant shall adopt this Plan (each, a “Participating Employer”).

SECTION 2. ADMINISTRATION

(a)The Plan shall be administered by the Compensation & Leadership Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), or such other committee appointed by the Board from time to time. Notwithstanding anything to the contrary contained in, this Plan, the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate, including, but not limited to, the Executive Committee of the Company. Further, from time to time, the Board may assume, at its sole discretion, full or partial responsibility for administration of the Plan.

(b)The Committee or its delegates shall have complete control over the administration of the Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under the Plan; (ii) construe, interpret and implement the Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the size of the Bonus (as defined below) payable to each Participant (as defined in Section 4)); and (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan.

(c)The determination of the Committee or its delegates on all matters relating to the Plan and any amounts payable thereunder shall be final, binding, and conclusive on all parties.

(d)For each Performance Period (as defined below), the Company, in its sole discretion, shall determine the amount of the annual bonus pool (the “Bonus Pool”) available, and may allocate the Bonus Pool to sub-pools for specific locations and groups based upon actual performance against target performance objectives.

SECTION 3. PERFORMANCE PERIOD

The Plan shall operate for successive periods (each a “Performance Period”) equal to one full fiscal year and/or portions of fiscal years of the Company, as determined by the Committee.

SECTION 4. PARTICIPATION

(a)The Company shall determine those individuals who shall participate in the Plan for each Performance Period (the “Participants”). Except as otherwise provided in this Plan, the Company shall have the authority at any time during the Performance Period to remove Participants from the Plan for that Performance Period and to add Participants to the Plan for a particular Performance Period.

(b)Generally, regular, full-time employees in a Bonus-eligible role will be eligible to be Participants. Employees covered by a collective bargaining agreement are not eligible to be Participants. Employees on a performance improvement plan, in a notice period, or in a documented non-compliance with Company policy are generally not eligible for a Bonus in the impacted Performance Period(s).

SECTION 5. BONUS AMOUNT DETERMINATION

(a)Each Participant shall be paid a bonus (each Participant’s bonus amount for each Performance Period, as so reduced or increased pursuant hereto, a “Bonus”) based upon the achievement of one or more performance measures selected by the Committee. Each Bonus shall be determined based on two components: the individual performance of the Participant and Company performance. The performance goals for individual performance and Company performance to be used by the Committee shall be determined by the Committee from time to time. Performance goals may be adjusted after their establishment in such manner as the Committee considers necessary or appropriate. If a Participant is subject to multiple performance goals or becomes eligible for a Bonus due to role changes within a Performance Period, calculation of such Participant’s Bonus may be adjusted and/or prorated as determined by the Committee in its sole discretion.

(b)Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce or increase the Bonus for any Participant for a particular Performance Period at any time prior to the payment of Bonuses to Participants pursuant to Section 6 without the consent of such Participant. The Committee may deduct any other awards received by a Participant during a Performance Period from any Bonus to be awarded for such Performance Period.

(c)Nothing in this Plan guarantees that any Bonus will be made to any Participant for any Performance Period. Receipt of a Bonus for one Performance Period does not guarantee eligibility or a particular amount of any Bonus for any future Performance Period. A Participant’s annual performance target percentage is a target only and not a guarantee of any particular Bonus amount for any Performance Period.

(d)Participants who are on approved leave, parental leave, sick leave, short-term disability, or not working because of a work-related injury during the applicable Performance Period will generally be eligible to receive a Bonus prorated for days actually worked during the applicable Performance Period. Participants who are hired through September 30 of a Performance Period will generally be eligible for a prorated Bonus based on hire date. Employees hired on or after October 1 of a Performance Period will generally not be eligible for a Bonus in such Performance Period but will become Participants for the next subsequent Performance Period.

(e)If a Participant's employment with the Company terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether (i) such Participant shall be entitled to any Bonus at all, (ii) such Participant's Bonus shall be reduced on a pro-rata basis to reflect the portion of such Performance Period the Participant was employed by the Company or

(iii) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant's employment.

SECTION 6. PAYMENT; WITHHOLDING; OFFSET; CLAWBACK

(a)No Participant shall have any rights to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant's Bonus, that such Bonus shall be paid and the method and timing of its payment.

(b)Each Participant's Bonus shall be payable in cash by such Participant’s Participating Employer, or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee.

(c)Except as otherwise provided herein, to be eligible to receive payment of any Bonus, a Participant must be employed by the Company on the payment date for such Bonus. Unless the Committee expressly agrees otherwise in writing pursuant to Section 5(e) or a Participant is subject to a written plan or agreement with the Company that states otherwise, if a Participant ceases to be employed by the Company or the applicable Participating Employer, as applicable, before the date on which a Bonus is paid, such Participant will not be eligible to receive any such Bonus that would otherwise have been payable if such Participant had been employed on the payment date.

(d)In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan, (i) the Company and any Participating Employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(e)The Company and any Participating Employer shall have the right to offset against the obligation to pay a Bonus to any Participant, any outstanding amounts such Participant then owes to the Company.

(f)All Bonuses granted under the Plan, shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations, or Company policy as enacted, adopted or modified from time to time.

SECTION 7. GENERAL PROVISIONS

(a)Amendment, Termination, etc. The Board or the Committee may at any time and from time to time modify, alter, amend, suspend, discontinue, or terminate the Plan, including in any manner that adversely affects the rights of Participants.

(b)No Third-Party Beneficiaries; Nonassignability. The Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder. The terms of this Plan shall be binding upon and inure to the benefit of the Company, each Participating Employer and their successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b). No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 7(b) shall be void. In the event of a Participant's death, any amounts payable under the Plan shall be paid in accordance with the Plan to a Participant's estate. A Participant's estate shall have no rights under the Plan to receive such amounts, if any, as may be payable under this Section 7(b), and all of the terms of this Plan shall be binding upon any such Participant's estate.

(c)Plan Creates No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

(d)Governing Law; Venue. All rights and obligations under the Plan shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflict of laws. Any dispute, controversy or claim between the Company and any Participant arising out of or relating to or concerning the provisions of the Plan shall be heard only in a United States federal court or a state court having subject matter jurisdiction located in Denver, Colorado.

(e)Severability; Entire Agreement. If any of the provisions of this Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. This Plan shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Plan and any prior agreement, in which case this Plan shall prevail.

(f)Headings; Construction. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate. Nothing in this Plan shall preclude or limit the ability of the Company, its subsidiaries, and affiliates to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted.

(g)Indemnification. No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Bonus. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees, collectively “Losses”) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, except to the extent that such Losses result from such Covered Person’s bad faith, fraud or willful criminal act or omission. The Company shall have the right to assume and defend any such action, suit or proceeding and shall have sole control over such defense. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company's Bylaws, as a matter of law, or otherwise.
4